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                                                                   EXHIBIT 3.1.1


                            CERTIFICATE OF AMENDMENT
                                       TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           SMITH MICRO SOFTWARE, INC.

                    Pursuant to Section 242 of the Delaware
                            General Corporation Law

         SMITH MICRO SOFTWARE, INC., a Delaware corporation, hereby certifies as follows:

         FIRST: The Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on July 27, 1995 and a certified copy was recorded in the Office of the Recorder of New Castle County, Delaware.

         SECOND: The following resolution was adopted setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

         RESOLVED, that SECTION (A) of ARTICLE IV of the Amended and Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended to read as follows:

         "(A) Classes of Stock: The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Thirty-Five Million (35,000,000) shares. Thirty Million (30,000,000) shares shall be Common Stock, par value $.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.001 per share."

         THIRD: This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Written Consent of the Board of Directors and by the Written Consent of the holders of all of the outstanding and issued shares of the Common Stock of the Corporation entitled to vote in accordance with Sections 141(f), 228 and 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be executed by its Secretary this 11th day of July, 2000.


                                             /s/ Rhonda L. Smith
                                             -----------------------------------
                                             Rhonda L. Smith, Secretary